Exhibit 99.1

August 5, 2003

Advanced Remote Communication Solutions, Inc.
1935 Cordell Court
El Cajon, CA  92020-0911

Attn: Board of Directors

     Re: Notice of Disposition of Collateral

Gentlemen:

     Reference is hereby made to the public auction of assets ("Public Auction") presently scheduled for August 14, 2003 as described in the Notice of Disposition of Collateral served by HPLX Funding, LLC, its representatives, successors and assigns (collectively, "Lender") and
     received by Advanced Remote  Communications   Solutions,   Inc.  ("ARCOMS")
     on July 29, 2003 ("Notice"). The purpose of this letter is to respond to your concerns regarding the Notice and your request for clarification regarding our planned actions at the Public Auction.

In that regard, Lender hereby convenants and agrees as follows:

     1. If, at the Public Action, there are no other bidders, or if the bids for all the assets (said assets are hereafter described in subparagraphs 1a and 1b) in either bulk bids or in aggregate bids are lower than the secured indebtedness owed to Lender ("Secured Debt"), Lender will credit bid for all said assets in the full amount of the Secured Debt for:

             a. All the assets of ARCOMS; and

             b. All the assets and/or stock of the other subject companies identified in the Notice (individually or collectively, "Other Companies"); and

     2. If, at the Public Auction, Lender is the winning bidder for all the assets of ARCOMS and all the assets or stock of the Other Companies (ARCOMS and the Other Companies are hereafter individually or collectively sometimes referred to as, "Target Companies"):

             a. Lender will assume all of the unsecured obligations (individually or collectively, "Unsecured Obligations") of the Target Companies. The Unsecured Obligations shall consist of all obligations described in the books or records of the Target Companies on the date of the Public Auction. Unsecured Obligations shall include, but not be limited to, employee salaries and accrued benefits such as vacation and personal time off, and associated payroll taxes; and

             b.    Lender  will   designate   all   holders  of  the   Unsecured
                   Obligations (individually or collectively, "Holders") as express third party beneficiaries of this letter.

     3. This letter is legally binding upon and enforceable against Lender, its representatives, successors and assigns by ARCOMS, Other Companies, Target Companies, Holders, and their respective representatives, successors and assigns. Such parties shall have all rights and remedies at law or in equity against Lender, and its representatives, successors and assigns arising from or related to this letter.

     4. Neither party to this letter shall be deemed a draftsperson and both parties shall be deemed to have jointly drafted the letter.

Sincerely,

HPLX Funding, LLC
/s/ HPLX Funding, LLC